Exhibit 99.1

Contact:	Nicholas M. Rolli
(917) 663-3460

Timothy R. Kellogg
(917) 663-2759

ALTRIA GROUP, INC. REPORTS

2003 SECOND-QUARTER RESULTS

2003 Second-Quarter Diluted Earnings Per Share Down 0.8% to $1.20

Including $0.06 in Charges for Tobacco Growers Settlement and Relocation

2003 Full-Year Diluted Earnings Per Share Projected To Be

In a Range of $4.50 to $4.60 Including $0.08 in Charges

NEW YORK, July 17, 2003—Altria Group, Inc. (NYSE: MO) announced today that second-quarter 2003 diluted earnings per share fell 0.8% or $0.01 to $1.20, including $0.06 per share in charges related to the tobacco growers settlement announced on May 15, 2003 and initial charges for moving Philip Morris USA’s headquarters to Richmond, VA.

“In a global economic environment that continued to be difficult, results for our tobacco operating companies were fundamentally robust,” said Louis C. Camilleri, chairman and chief executive officer of Altria Group, Inc. “Our domestic tobacco business demonstrated continued resilience in both volume and share. Our international tobacco business delivered strong operating companies income growth, aided by favorable currency and widespread share gains, although volume growth was mitigated by difficult conditions affecting performance in Italy and worldwide duty free.”

“Kraft’s performance lagged our internal expectations, due to increased trade inventory reductions, as well as the combined adverse effect of global economic weakness and intense price competition,” Mr. Camilleri said. “To improve consumption and share trends, Kraft plans to increase marketing spending behind certain U.S. businesses for the balance of this year and 2004.”

Altria Group, Inc. is projecting 2003 full-year diluted earnings per share of $4.50 to $4.60, including $0.08 of incurred and projected charges in 2003 for the tobacco growers settlement and relocation of Philip Morris USA’s headquarters. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

A conference call with members of the investment community will be Webcast at 9:00 a.m. Eastern Time on July 17, 2003. Access is available at www.altria.com.

ALTRIA GROUP, INC.

As described in “Note 14, Segment Reporting” of Altria Group, Inc.’s 2002 Annual Report, management reviews operating companies income, which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings contained in this release.

2003 Second-Quarter Results

Net revenues for the second quarter of 2003, as detailed in the attached schedule entitled “Selected Financial Data by Business Segment,” decreased 1.3% versus 2002 to $20.8 billion, due primarily to the impact of the Miller Brewing Company (Miller) transaction, which resulted in no beer revenues in 2003 compared with $1.4 billion in net revenues in the second quarter of 2002, and to a $383 million decrease in net revenues from the domestic tobacco business, partially offset by higher net revenues from the food and international tobacco businesses. Favorable currency increased net revenues by $926 million.

Operating income decreased 9.4% to $4.2 billion, due primarily to lower operating income of $250 million from the domestic tobacco business, $91 million from food and $169 million from the Miller transaction, partially offset by higher operating results from international tobacco. Also affecting operating income comparisons were favorable currency of $143 million, 2003 charges of $191 million related to the domestic tobacco growers settlement and Philip Morris USA headquarters relocation, and 2002 charges of $117 million for separation programs and integration costs. Net earnings decreased 6.6% to $2.4 billion.

During the quarter, the three major credit rating agencies lowered Altria Group, Inc.’s short-term and long-term debt ratings following the $10.1 billion judgment on March 21, 2003 against Philip Morris USA in the Price litigation. Consequently, Altria Group, Inc.’s access to the commercial paper market was eliminated, which resulted in unplanned borrowings against a portion of its revolving credit facilities. In early July, Altria Group, Inc. successfully negotiated a new 364-day revolving credit facility, to replace its 364-day facility that was due to expire on July 14, 2003. The new facility is for $2.0 billion, and was oversubscribed.

Altria Group, Inc. declared a regular quarterly dividend of $0.64 during the second quarter of 2003, which represents an annualized rate of $2.56 per common share.

DOMESTIC TOBACCO

2003 Second-Quarter Results

Philip Morris USA Inc., Altria Group, Inc.’s domestic tobacco business, continued to show solid volume and retail share performance in the second quarter, as its enhanced sales and promotional programs had their intended effect.

Operating companies income decreased 30.3% to $1.0 billion. The decrease was due to higher spending to support Philip Morris USA’s ongoing promotional programs, as well as charges in the current quarter of $182 million resulting from the tobacco growers settlement and $9 million related to moving Philip Morris USA’s headquarters to Richmond, VA, partially offset by higher volume.

Philip Morris USA’s shipment volume increased 4.1% to 48.2 billion units for the second quarter, as a result of the timing of trade purchases and promotional programs since last year.

Philip Morris USA’s total retail share continued to improve in the second quarter of 2003 versus the two previous quarters, driven by the resilience of Marlboro and the continued momentum of Parliament. The following table summarizes sequential retail share performance for its key brands since implementing enhanced promotional programs in 2002, based on data from the IRI/Capstone Total Retail Panel:

	Q2 2003	Q1 2003	Q4 2002
Marlboro	37.8%	37.5%	37.4%
Parliament	1.7%	1.5%	1.3%
Virginia Slims	2.4%	2.5%	2.5%
Basic	4.2%	4.3%	4.3%

Focus Brands	46.1%	45.8%	45.5%
Other PM USA	2.4%	2.5%	2.6%

Total PM USA	48.5%	48.3%	48.1%

On a sequential basis, Philip Morris USA’s retail share of the premium segment increased 0.1 share point, to 61.1% in the second quarter of 2003 versus the first quarter of 2003, while its share of the discount segment decreased 0.1 share point to 15.6%.

Retail share for the discount segment of the industry declined by 0.5 points to 27.6% compared to the first quarter of 2003 and retail share for the industry’s deep discount segment was essentially flat, up 0.1 share point to 10.0%.

During the second quarter of 2003, Philip Morris USA’s Marlboro Blend No. 27 met the company’s initial expectations for market share and distribution. Philip Morris USA also launched Parliament Ultra Lights and began test marketing Chesterfield in the premium segment.

Numerous initiatives were pursued during the quarter on programs to address contraband and counterfeit issues and industry-wide compliance with the Master Settlement Agreement and related state escrow requirements. Philip Morris USA has filed lawsuits against more than 2,300 retailers and is working with law enforcement agencies to reduce illegal cigarette sales. It also filed 18 lawsuits against more than 50 Internet sites for violation of trademark laws. In addition, 31 states have enacted or are in the process of enacting complementary legislation to ensure compliance with Master Settlement Agreement related legislation by non-participating manufacturers.

INTERNATIONAL TOBACCO

2003 Second-Quarter Results

Operating companies income for Philip Morris International Inc. (PMI), Altria Group, Inc.’s international tobacco business, rose a strong 14.3% versus the same period a year ago to

$1.6 billion, due to favorable currency of $125 million, volume gains, higher pricing and separation charges of $25 million in the second quarter of 2002, partially offset by unfavorable mix.

Shipment volume increased 1.0% to 187.4 billion units, as declines in Italy and worldwide duty free partially offset a 3.5% increase in all other markets. Volume for worldwide duty free declined 10.6%, due to reduced international travel, reflecting the effects of the war in Iraq and the SARS epidemic.

PMI achieved widespread market share gains, including increases in the key income markets of Argentina, Austria, Belgium, the Middle East, France, Germany, Greece, Japan, Korea, the Netherlands, Russia, Singapore, Spain, Switzerland, Turkey, the Ukraine and the United Kingdom.

Total Marlboro shipments declined 0.6% in the second quarter, as decreases in Italy and worldwide duty free more than offset a 2.1% increase from all other markets. Marlboro share increased in most key income markets, as PMI continued to build its brand equity and maintain its vitality through superior marketing programs.

In Western Europe, shipment volume declined 6.7%, driven primarily by decreases in Italy and France. In Italy, volume was down 20.2%, while share fell 7.8 share points to 54.5%, due to Marlboro and Diana, which remain under pressure from intense price competition. In France, shipment volume was down 6.9%, due to a lower total market following consecutive tax-driven price increases in January 2002 and 2003. However, PMI’s share in France increased during the quarter. Reflecting the resilience and power of its brand portfolio, PMI increased its share of the total industry in all major Western European markets with the exception of Italy.

In Central Europe, volume increased 3.1% as gains in the Czech Republic, Romania, the Slovak Republic and Switzerland were partially offset by decreases in the Baltics and Hungary. During the second quarter, PMI signed an agreement to acquire shares equal to approximately 76% of the Greek cigarette company Papastratos and announced that a public tender offer will be made for the remaining outstanding shares. PMI expects to complete the transaction in the second half of 2003, subject to receipt of regulatory approval.

In Eastern Europe, the Middle East and Africa, volume grew a very strong 15.4%, driven by continued double-digit gains in Russia, as well as strong increases in the Middle East, Turkey and the Ukraine. In Russia, L&M, Bond Street, Parliament, Marlboro, Chesterfield, Virginia Slims and local brand Optima, each contributed to the robust volume gain versus prior year. In Turkey, L&M continued its outstanding performance.

In Asia, volume decreased 4.7%, due to shortfalls in Indonesia, Japan and the Philippines, partially offset by strong gains in Korea, Taiwan, Thailand and Singapore. Volume was strong in Korea, driven by the success of Lark. In Japan, volume decreased due primarily to the timing of shipments in the second quarter of 2002 versus 2003. Share in Japan advanced 0.1 share point to 23.7%, driven by Marlboro and Lark. Industry shipments in advance of the July tax-driven retail price increase adversely distorted PMI’s market share trends in Japan.

In Latin America, volume rose 2.8%, driven by gains in Argentina, Brazil and Central America. In Argentina, share increased for both Marlboro and L&M in a total market that was up significantly.

FOOD

Yesterday, Kraft Foods Inc. (Kraft) reported second-quarter 2003 results. Kraft’s worldwide volume increased 1.7%, driven by new products, the shift in Easter timing, strong shipments in Beverages, Desserts and Cereals, and higher growth in developing markets, partially offset by divestitures. Volume was negatively impacted by trade inventory reductions and soft consumption in certain categories and countries. The weakness in consumption was driven by the prolonged economic weakness in many parts of the world, combined with higher price gaps in some key categories and countries, which caused overall category softness and consumer down trading to lower priced alternative products. Operating income increased $9 million, or 0.6%, to $1.6 billion, reflecting integration costs in 2002, volume growth, pricing and currency, which were partially offset by higher commodity and benefit costs, increased promotional spending in certain categories to narrow price gaps and the adverse impact of product returns from new biscuit product launches that fell short of expectations.

As reported yesterday, Kraft anticipates lower operating income in the second half of 2003 as a result of increased marketing spending behind certain businesses, with full-year 2003 diluted earnings per share projected to be in a range of $2.00 to $2.05.

NORTH AMERICAN FOOD

2003 Second-Quarter Results

Volume for Kraft Foods North America, Inc. (KFNA) increased 2.5%, driven by ready-to-drink beverages, new products and the shift in Easter timing, partially offset by trade inventory reductions and consumption weakness in certain categories. Operating companies income increased 1.0% to $1.4 billion, reflecting charges of $75 million in pre-tax integration charges incurred in 2002, productivity and synergy savings, and volume growth, partially offset by higher commodity and benefit costs, increased promotional spending in certain categories to narrow price gaps, biscuit product returns and adverse product mix.

INTERNATIONAL FOOD

2003 Second-Quarter Results

Volume for Kraft Foods International, Inc. (KFI) decreased 0.9%, due to the divestiture of KFI’s Latin America bakery ingredients business in 2002 and the impact of consumer down trading to competitors’ lower priced products, partially offset by new products, acquisitions and the shift in Easter timing. Operating companies income decreased 1.0% to $296 million, as higher benefit costs and devaluation-driven cost increases in Latin America and the absence of earnings from a business divested in 2002 were only partially offset by currency favorability of $16 million and 2002 integration charges of $17 million.

FINANCIAL SERVICES

Operating companies income for Philip Morris Capital Corporation (PMCC) decreased 21.2% to $82 million, due to a significant gain from the early termination of a lease in the second quarter of 2002, which was only partially offset by higher income from leasing related activities in the second quarter of 2003. During the second quarter of 2003, PMCC announced that it is shifting its strategic focus from an emphasis on the growth of its portfolio of finance leases through new lease investments to one of maximizing investment gains and generating cash flows from its existing portfolio of leased assets.

Altria Group, Inc. Profile

Altria Group, Inc. is the parent company of Kraft Foods Inc., with approximately 84% ownership of outstanding Kraft common shares, Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. has a 36% economic interest in SABMiller plc, the world’s second-largest brewer. The brand portfolio of Altria Group, Inc.’s consumer packaged goods companies includes such well-known names as

Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2002 net revenues of $80.4 billion.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Prior to January 27, 2003, Altria Group, Inc. was named Philip Morris Companies Inc. This news release refers to Altria Group, Inc. even when historical events took place under the company’s former name.

On May 30, 2002, Altria Group, Inc. announced an agreement with South African Breweries plc (SAB) to merge Miller into SAB. The transaction closed on July 9, 2002 and SAB changed its name to SABMiller plc (SABMiller) and resulted in a pre-tax gain of approximately $2.6 billion or approximately $1.7 billion after-tax in the third quarter of 2002. Altria records its share of SABMiller’s net earnings based on its economic ownership percentage in minority interest in earnings, net, on the condensed consolidated statement of earnings.

You may learn more by listening to a live audio webcast of the Altria Group, Inc. conference call with members of the investment community at 9:00 a.m. Eastern Time on July 17, 2003. Access is available at www.altria.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Altria Group, Inc.’s consumer products subsidiaries are subject to unfavorable currency movements; intense price competition, changes in consumer preferences and demand for their products; changing prices for raw materials, fluctuations in levels of customer inventories and the effects of foreign economies and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products in a consolidating environment at the retail and manufacturing levels; to improve productivity; and to respond effectively to changing prices for their raw materials.

Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the company’s understanding of applicable law, bonding requirements and the absence of adequate appellate remedies to get timely relief from any of the foregoing; price disparities and changes in price disparities between premium and lowest-price brands; legislation, including actual and potential excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

Altria Group, Inc.’s financial flexibility may be affected by its current inability to access credit markets for short-term and long-term borrowings on terms as favorable as those that existed prior to recent actions by credit rating agencies.

Altria Group, Inc.’s financial services subsidiary (Philip Morris Capital Corporation) is subject to the effects of a weak economy, particularly with respect to aircraft leases to the troubled airline industry.

Altria Group, Inc.’s consumer products subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the period ended December 31, 2002 and its Quarterly Report on Form 10-Q for the period ended March 31, 2003. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

# # #

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended June 30,

(in millions, except per share data)

	2003	2002	% Change
Net revenues	$20,831	$21,103	(1.3)%
Cost of sales	7,991	8,501	(6.0)%
Excise taxes on products (*)	5,344	4,583	16.6%

Gross profit	7,496	8,019	(6.5)%
Marketing, administration and research costs	2,928	3,107
Domestic tobacco legal settlement	182	—
Domestic tobacco headquarters relocation charges	9	—
Gains on sales of businesses	—	(3)
Food integration costs	—	92
International tobacco separation programs	—	25

Operating companies income	4,377	4,798	(8.8)%
Amortization of intangibles	3	2
General corporate expenses	183	169

Operating income	4,191	4,627	(9.4)%
Interest and other debt expense, net	263	309

Earnings before income taxes and minority interest	3,928	4,318	(9.0)%
Provision for income taxes	1,382	1,533	(9.8)%

Earnings before minority interest	2,546	2,785	(8.6)%
Minority interest in earnings, net	109	175

Net earnings	$2,437	$2,610	(6.6)%

Basic earnings per share (**)	$1.20	$1.22	(1.6)%

Diluted earnings per share (**)	$1.20	$1.21	(0.8)%

Weighted average number of shares outstanding—Basic	2,023	2,135	(5.2)%
—Diluted	2,029	2,159	(6.0)%

(*) The detail of excise taxes on products sold is as follows:

	2003	2002
Domestic tobacco	$951	$911
International tobacco	4,393	3,432
Beer	—	240

Total excise taxes	$5,344	$4,583

(**)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended June 30,

(in millions)

	Domestic tobacco	Inter- national tobacco	North American food	Inter- national food	Beer	Financial services	Total
2003 Net Revenues	$4,498	$8,388	$5,644	$2,197	$—	$104	$20,831
2002 Net Revenues	4,881	7,139	5,568	1,945	1,422	148	21,103
% Change	(7.8)%	17.5%	1.4%	13.0%		(29.7)%	(1.3)%

Reconciliation:

2002 Net Revenues	$4,881	$7,139	$5,568	$1,945	$1,422	$148	$21,103
Divested businesses—2002	—	—	(6)	(21)	(1,422)	—	(1,449)
Currency	—	779	18	129	—	—	926
Operations	(383)	470	64	144	—	(44)	251

2003 Net Revenues	$4,498	$8,388	$5,644	$2,197	$—	$104	$20,831

Note: The detail of excise taxes on products sold is as follows:
	2003	2002
Domestic tobacco	$951	$911
International tobacco	4,393	3,432
Beer	—	240

Total excise taxes	$5,344	$4,583

Currency increased international tobacco excise taxes by $472 million.

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended June 30,

(in millions)

	Domestic tobacco	Inter- national tobacco	North American food	Inter- national food	Beer	Financial services	Total
2003 Operating Companies Income	$1,013	$1,603	$1,383	$296	$—	$82	$4,377
2002 Operating Companies Income	1,454	1,403	1,369	299	169	104	4,798
% Change	(30.3)%	14.3%	1.0%	(1.0)%		(21.2)%	(8.8)%

Reconciliation:

2002 Operating Companies Income	$1,454	$1,403	$1,369	$299	$169	$104	$4,798
Divested businesses—2002	—	—	(1)	(4)	(169)	—	(174)
Gains on sales of businesses—2002	—	—	—	(3)	—	—	(3)
Integration costs—2002	—	—	75	17	—	—	92
Separation programs—2002	—	25	—	—	—	—	25
Asset impairment—2002	—	—	—	—	—	—	—
Domestic tobacco legal settlement—2003	(182)	—	—	—	—	—	(182)
Domestic tobacco headquarters relocation charges—2003	(9)	—	—	—	—	—	(9)
Currency	—	125	2	16	—	—	143
Operations	(250)	50	(62)	(29)	—	(22)	(313)

2003 Operating Companies Income	$1,013	$1,603	$1,383	$296	$—	$82	$4,377

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Statements of Earnings

For the Six Months Ended June 30,

(in millions, except per share data)

	2003	2002	% Change
Net revenues	$40,202	$41,638	(3.4)%
Cost of sales	15,556	17,033	(8.7)%
Excise taxes on products (*)	10,231	9,158	11.7%

Gross profit	14,415	15,447	(6.7)%
Marketing, administration and research costs	5,798	6,001
Domestic tobacco legal settlement	182	—
Domestic tobacco headquarters relocation charges	9	—
Gains on sales of businesses	—	(3)
Food integration costs	—	119
Food separation programs	—	142
International tobacco separation programs	—	25
Beer separation programs and asset impairment	—	23

Operating companies income	8,426	9,140	(7.8)%
Amortization of intangibles	5	4
General corporate expenses	366	338

Operating income	8,055	8,798	(8.4)%
Interest and other debt expense, net	546	602

Earnings before income taxes and minority interest	7,509	8,196	(8.4)%
Provision for income taxes	2,643	2,909	(9.1)%

Earnings before minority interest	4,866	5,287	(8.0)%
Minority interest in earnings, net	243	312

Net earnings	$4,623	$4,975	(7.1)%

Basic earnings per share (**)	$2.28	$2.32	(1.7)%

Diluted earnings per share (**)	$2.27	$2.30	(1.3)%

Weighted average number of shares outstanding—Basic	2,027	2,140	(5.3)%
—Diluted	2,035	2,165	(6.0)%

(*)	The detail of excise taxes on products sold is as follows:

	2003	2002
Domestic tobacco	$1,817	$1,939
International tobacco	8,414	6,766
Beer	—	453

Total excise taxes	$10,231	$9,158

(**)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Six Months Ended June 30,

(in millions)

	Domestic tobacco	Inter- national tobacco	North American food	Inter- national food	Beer	Financial services	Total
2003 Net Revenues	$8,315	$16,467	$11,024	$4,176	$—	$220	$40,202
2002 Net Revenues	9,899	14,173	10,862	3,798	2,641	265	41,638
% Change	(16.0)%	16.2%	1.5%	10.0%		(17.0)%	(3.4)%

Reconciliation:

2002 Net Revenues	$9,899	$14,173	$10,862	$3,798	$2,641	$265	$41,638
Divested businesses—2002	—	—	(10)	(39)	(2,641)	—	(2,690)
Currency	—	1,317	12	216	—	—	1,545
Operations	(1,584)	977	160	201	—	(45)	(291)

2003 Net Revenues	$8,315	$16,467	$11,024	$4,176	$—	$220	$40,202

Note: The detail of excise taxes on products sold is as follows:
	2003	2002
Domestic tobacco	$1,817	$1,939
International tobacco	8,414	6,766
Beer	—	453

Total excise taxes	$10,231	$9,158

Currency increased international tobacco excise taxes by $784 million.

ALTRIA GROUP, INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Six Months Ended June 30,

(in millions)

	Domestic tobacco	Inter- national tobacco	North American food	Inter- national food	Beer	Financial services	Total
2003 Operating Companies Income	$1,755	$3,293	$2,680	$533	$—	$165	$8,426
2002 Operating Companies Income	2,704	2,967	2,467	551	276	175	9,140
% Change	(35.1)%	11.0%	8.6%	(3.3)%		(5.7)%	(7.8)%

Reconciliation:

2002 Operating Companies Income	$2,704	$2,967	$2,467	$551	$276	$175	$9,140
Divested businesses—2002	—	—	(2)	(6)	(299)	—	(307)
Gains on sales of businesses—2002	—	—	—	(3)	—	—	(3)
Integration costs—2002	—	—	102	17	—	—	119
Separation programs—2002	—	25	135	7	8	—	175
Asset impairment—2002	—	—	—	—	15	—	15
Domestic tobacco legal settlement—2003	(182)	—	—	—	—	—	(182)
Domestic tobacco headquarters relocation charges—2003	(9)	—	—	—	—	—	(9)
Currency	—	210	1	23	—	—	234
Operations	(758)	91	(23)	(56)	—	(10)	(756)

2003 Operating Companies Income	$1,755	$3,293	$2,680	$533	$—	$165	$8,426

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended June 30,

($ in millions, except per share data)

	Net Earnings	Diluted E.P.S. (*)
2003	$2,437	$1.20
2002	$2,610	$1.21
% Change	(6.6)%	(0.8)%

Reconciliation:

2002 Reported	$2,610	$1.21
Gains on sales of businesses—2002	(2)	—
Food integration costs—2002, net of minority interest impact	49	0.02
Food separation programs—2002, net of minority interest impact	—	—
Beer separation programs and asset impairment—2002	—	—
International tobacco separation programs—2002	16	0.01
Domestic tobacco legal settlement—2003	(118)	(0.06)
Domestic tobacco headquarters relocation charges—2003	(6)	—
Currency	92	0.05
Shares outstanding	—	0.07
Operations	(204)	(0.10)

2003 Reported	$2,437	$1.20

(*)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Six Months Ended June 30,

($ in millions, except per share data)

	Net Earnings	Diluted E.P.S. (*)
2003	$4,623	$2.27
2002	$4,975	$2.30
% Change	(7.1)%	(1.3)%

Reconciliation:

2002 Reported	$4,975	$2.30
Gains on sales of businesses—2002	(2)	—
Food integration costs—2002, net of minority interest impact	64	0.03
Food separation programs—2002, net of minority interest impact	77	0.03
Beer separation programs and asset impairment—2002	15	0.01
International tobacco separation programs—2002	16	0.01
Domestic tobacco legal settlement—2003	(118)	(0.06)
Domestic tobacco headquarters relocation charges—2003	(6)	—
Currency	151	0.08
Shares outstanding	—	0.14
Operations	(549)	(0.27)

2003 Reported	$4,623	$2.27

(*)	Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

ALTRIA GROUP, INC.

and Subsidiaries

Condensed Balance Sheets

(in millions, except ratios)

	June 30, 2003	December 31, 2002
Assets

Cash and cash equivalents	$4,832	$565
All other current assets	17,397	16,876
Property, plant and equipment, net	15,621	14,846
Goodwill and other intangible assets, net	38,440	37,871
Other assets	8,725	8,151

Total consumer products assets	85,015	78,309
Total financial services assets	9,137	9,231

Total assets	$94,152	$87,540

Liabilities and Stockholders’ Equity

Short-term borrowings	$5,485	$407

Current portion of long-term debt	1,612	1,558
Accrued settlement charges	2,309	3,027
All other current liabilities	13,689	14,090
Long-term debt	18,890	19,189
Deferred income taxes	6,195	6,112
Other long-term liabilities	15,331	15,498

Total consumer products liabilities	63,511	59,881
Total financial services liabilities	8,403	8,181

Total liabilities	71,914	68,062
Total stockholders’ equity	22,238	19,478

Total liabilities and stockholders’ equity	$94,152	$87,540

Total consumer products debt	$25,987	$21,154
Debt/equity ratio—consumer products	1.17	1.09
Total debt	$28,501	$23,320
Total debt/equity ratio	1.28	1.20